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                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]Preliminary Proxy Statement            [_]Confidential, for Use of the

                                            Commission Only (as permitted by
[X]Definitive Proxy Statement               Rule 14a-6(e)(2))

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        SALIENT 3 COMMUNICATIONS, INC.
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               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
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   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
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  (2) Aggregate number of securities to which transaction applies:
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  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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  (4) Proposed maximum aggregate value of transaction:
   --------------------------------------------------------------------------
  (5) Total fee paid:
   --------------------------------------------------------------------------

[_]Fee paid previously with preliminary materials.

[_Check]box if any part of the fee is offset as provided by Exchange Act Rule
  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
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  (2) Form, Schedule or Registration Statement No.:
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  (3) Filing Party:
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  (4) Date Filed:
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

                        SALIENT 3 COMMUNICATIONS, INC.
                      (FORMERLY GILBERT ASSOCIATES, INC.)
                      P.O. BOX 1498   READING, PA. 19603

          NOTICE OF ANNUAL MEETING OF HOLDERS OF CLASS B COMMON STOCK
                           TO BE HELD JULY 30, 1997

  Notice is hereby given that the Annual Meeting of holders of Class B Common Stock of SALIENT 3 COMMUNICATIONS, INC. (the "Company") will be held at The Sheraton Berkshire Hotel, Woodland & Paper Mill Road, Wyomissing,
Pennsylvania, on Wednesday, July 30, 1997 at 11:00 o'clock in the morning (local time):

    1. For the election of eight (8) directors of the Company;

    2. To consider a proposal to approve certain miscellaneous amendments to the Certificate of Incorporation;

    3. To consider a proposal to approve an amendment to the Certificate of Incorporation and Bylaws to provide for a classified Board of Directors;

    4. To consider a proposal to ratify the Board of Directors' selection of Arthur Andersen LLP as independent auditors for the year 1997; and

for the transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  Only holders of record of issued and outstanding shares of Class B Common Stock of the Company at the close of business on June 13, 1997 are entitled to notice of, and to vote at, the meeting. Such stockholders may vote in person or by proxy. The stock transfer books of the Company will not be closed.

                                          By order of the Board of Directors


                                          Thomas F. Hafer
                                          Secretary

Reading, Pennsylvania

Dated: July 1, 1997

  Stockholders are urged to sign, date and mail the enclosed proxy promptly in the accompanying envelope. The proxy is revocable at any time by a written instrument signed in the same manner as the proxy and received by the Secretary of the Company at or before the Annual Meeting. If you attend the meeting, you may, if you wish, revoke your proxy by voting in person.

                        SALIENT 3 COMMUNICATIONS, INC.
                      (FORMERLY GILBERT ASSOCIATES, INC.)
                     P.O. BOX 1498     READING, PA. 19603
                                (610) 856-5500

              PROXY STATEMENT ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING--JULY 30, 1997

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Salient 3 Communications, Inc. (the "Company") for use at the Annual Meeting of holders of Class B Common Stock of the Company (the "Meeting") to be held at The Sheraton Berkshire Hotel, Woodland & Paper Mill Roads, Wyomissing, Pennsylvania, at 11:00 A.M. on Wednesday, July 30, 1997, and at any adjournment thereof. The Proxy Statement and form of proxy are first being sent or given to stockholders on or about July 1, 1997.

  Only holders of record at the close of business on June 13, 1997 of the outstanding shares of the Company's Class B Common Stock are entitled to vote at the meeting. The holders of a majority of the Class B Common Stock issued and outstanding and present in person or represented by proxy at the Meeting, shall be requisite for and shall constitute a quorum. Only directors of the Company, "active employees" of the Company and its subsidiaries in which the Company owns, directly or indirectly, 100% of the voting shares, and certain trusts for the benefit of such employees, are entitled to hold Class B Common Stock. On June 13, 1997, there were outstanding of record 567,007 shares of the Company's Class B Common Stock. Such eligible stockholders are entitled on all matters to cast one vote for each share held of record. In addition, there were outstanding of record on such date 5,826,879 shares of the Company's Class A Common Stock, excluding treasury shares. Holders of Class A Common Stock are not eligible to vote at the Meeting.

  If the enclosed proxy is appropriately marked, signed and returned in time to be voted at the Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted (i) for the election of directors, (ii) for the approval of certain miscellaneous amendments to the Certificate of Incorporation as described in this Proxy Statement under Proposal No. 2, (iii) for the approval of an amendment to the Certificate of Incorporation and Bylaws to provide for a classified Board as described in this Proxy Statement under Proposal No. 3, (iv) for the Proposal to ratify the Board's selection of Arthur Andersen LLP as independent auditors for the year 1997 and (v) as the proxy holders may in their discretion determine, on any other matter which may properly come before the meeting or any adjournment or adjournments thereof.

  Directors are elected by the affirmative vote of a plurality of the votes of the shares entitled to vote, present in person or represented by proxy. With respect to the election of directors, votes may be cast in favor of or withheld from the nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect thereon. There is no cumulative voting in the election of directors. An affirmative vote of a majority of the outstanding shares of Class B Common Stock is required for approval of Proposals 2 and 3. An affirmative vote of a majority of the shares of Class B Common Stock present in person or by proxy is required for approval of Proposal 4. Abstentions and broker non-votes (described below) are counted in determining the total number of shares entitled to vote and present in person or represented by proxy. Broker non-votes occur when a broker or other nominee holding shares for a beneficial owner does not vote on a Proposal because the beneficial owner has not checked one of the boxes on the proxy card. Abstentions and broker non-votes will have the effect of votes against Proposals 2 and 3 because an affirmative vote of a majority of the outstanding voting shares is required for their approval, but will have no effect on the outcome of Proposals 1 and 4.

  STOCKHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS AMENDED BY FORM 10-K/A FOR THE FISCAL YEAR ENDED
JANUARY 3, 1997, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FROM THOMAS
F. HAFER, SECRETARY OF THE COMPANY, AT SALIENT 3 COMMUNICATIONS, INC., P.O. BOX 1498, READING, PA 19603, (610) 856-5500.


                                PROPOSAL NO. 1.

                             ELECTION OF DIRECTORS

A. NOMINEES FOR DIRECTOR

   At the meeting, eight directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their successors are elected and have qualified. The Board, however, has proposed an amendment to the Company's Certificate of Incorporation (and a corresponding amendment to the Company's Bylaws) which, if approved, will provide for a classification of the Board into three (3) classes of directors with staggered terms of office. If this proposed change is approved at the Meeting, then the directors of the Company will be divided into three classes of directors. The Class I directors will serve as directors for the term expiring at the Annual Meeting in 1998; Class II directors will serve as directors for the term expiring at the Annual Meeting in 1999; and Class III directors will serve as directors for the term expiring at the Annual Meeting in 2000; and in each case until their successors are duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. The class of which each nominee will become a member if each such nominee is elected to the Board and the proposed change to the Certificate of Incorporation and the Bylaws to classify the Board is approved, is indicated below. See "Proposal No. 3--Amendment to Certificate of Incorporation and Bylaws to Provide for a Classified Board" below. It is the intention of the persons in the accompanying proxy to vote all shares represented thereby for the election of the eight nominees listed below. Any stockholder who wishes to withhold from the proxy holder's authority to vote for the election of one or more directors may do so by marking his proxy to that effect. Should any nominee become unable to accept nomination or election, the proxy holders may exercise their voting power in favor of such other person or persons as the Board of the Company may recommend. The Board, however, has no reason to believe that any of the nominees listed below will be unable to serve as a director. Elections of directors are to be determined by a plurality vote.

   Each of the nominees is now a director of the Company. His present position with the Company as well as certain other information are set forth below:

                                                                  YEAR IN WHICH
                                                                  FIRST BECAME
NAME                               AGE   POSITION WITH COMPANY      DIRECTOR
----                               ---   ---------------------    -------------
John W. Boyer, Jr. ...............  68 Director                       1984
Timothy S. Cobb...................  55 Chairman of the Board,         1993
                                       President, Chief Executive
                                       Officer and Director
Robert E. LaBlanc.................  63 Director                       1997
Donald E. Lyons...................  67 Director                       1989
Alexander F. Smith................  68 Director                       1970
Paul H. Snyder....................  50 Senior Vice President,         1995
                                       Chief Financial Officer
                                       and Director
James A. Sutton...................  62 Director                       1986
Donald K. Wilson, Jr. ............  61 Director                       1990

  Mr. Boyer retired in May 1993 as Chairman of Philadelphia Suburban Corporation whose principal subsidiary, Philadelphia Suburban Water Company, is a regulated water utility. Mr. Boyer served in various senior executive positions with that company since 1981. He is a director of Philadelphia Suburban Corporation, Betz Laboratories, Inc. and Rittenhouse Trust Company. Since 1993, Mr. Boyer has been Distinguished Visiting Professor of Finance, Eastern College, St. Davids, Pennsylvania. If the Proposal to classify the Board is approved, Mr. Boyer will be classified as a Class I director with a term expiring at the Annual Meeting in 1998.

  Mr. Cobb has been Chairman of the Board since July 1995, Chief Executive Officer of the Company since March 1994, and President and Chief Operating Officer of the Company since October 1993. He served as President of Gilbert/Commonwealth, Inc., then a subsidiary of the Company, from January 1991 to September 1993 and as President of GAI-Tronics, a subsidiary of the Company, from June 1988 to December 1991. If the Proposal to classify the Board is approved, Mr. Cobb will be classified as a Class III director with a term expiring at the Annual Meeting in 2000.

  Mr. LaBlanc has served as President of Robert E. LaBlanc Associates, an information technologies consulting and investment banking firm, since 1981. Prior to that, he was Vice Chairman of Continental Telecom, Inc., a major telecommunications services company now merged with GTE. Mr. LaBlanc began his career in the former Bell System and served as telecommunications analyst and general partner with Salomon Brothers, Inc. before joining Continental. If the Proposal to classify the Board is approved, Mr. LeBlanc will be classified as a Class III director with a term expiring at the Annual Meeting in 2000.

  For five years prior to his retirement in 1987, Mr. Lyons served as Chief Executive Officer and President of the Power Systems Group of Combustion Engineering, Inc., a supplier of technology, equipment and services to the power and process industries. Mr. Lyons is also Chairman of the Board of CANISCO Resources, Inc. If the Proposal to classify the Board is approved, Mr. Lyons will be classified as a Class I director with a term expiring at the Annual Meeting in 1998.

  For more than five years prior to his retirement as President in October 1993 and as Chief Executive Officer of the Company in March of 1994, Mr. Smith served as President and Chief Executive Officer of the Company. Mr. Smith also serves as a director of Stratton Monthly Dividend Shares, Inc., Stratton Growth Fund, Inc. and Stratton Small Cap Yield Fund. If the Proposal to classify the Board is approved, Mr. Smith will be classified as a Class I director with a term expiring at the Annual Meeting in 1998.

  Mr. Snyder was appointed Vice President of the Company in September 1995 and Senior Vice President in February 1997. He has been Chief Financial Officer of the Company since August 1995. He served as Vice President and Chief Financial Officer of The Dreyfus Corporation from August 1994 until joining the Company. For more than five years prior to joining Dreyfus, Mr. Snyder served as Senior Vice President and Chief Financial Officer of Mellon PSFS. If the Proposal to classify the Board is approved, Mr. Snyder will be classified as a Class II director with a term expiring at the Annual Meeting in 1999.

  Mr. Sutton is the retired Chairman and CEO of UGI Corporation, a diversified Pennsylvania-based natural gas and electric utility with non-utility operations in energy and propane. He has served in various executive positions with UGI since 1982. Mr. Sutton is also a retired Chairman of Amerigas Propane Inc. If the Proposal to classify the Board is approved, Mr. Sutton will be classified as a Class II director with a term expiring at the Annual Meeting in 1999.

  Mr. Wilson retired in 1994 as Executive Vice President of The Hartford Steam Boiler Inspection and Insurance Company, which is engaged in insurance underwriting, investments and engineering. Mr. Wilson had served in various executive positions with that company since 1970. He is also a director of Mechanics Savings

Bank in Hartford, Connecticut, and Spencer Turbine Company in Windsor, Connecticut. He is presently serving as a consultant with American Phoenix Corporation of Connecticut. If the Proposal to classify the Board is approved, Mr. Wilson will be classified as a Class II director with a term expiring at the Annual Meeting in 1999.

B. MEETINGS AND COMMITTEES OF DIRECTORS

   The Board held a total of 11 regular and special meetings during 1996. Each incumbent director attended at least 75% of the total number of meetings of the Board and committees of the Board held while he was a member thereof.

   The Board has established the following committees:

   An Audit Committee presently consisting of J. A. Sutton, Chairman, J. W. Boyer, Jr., R. E. LaBlanc, D. E. Lyons and D. K. Wilson, Jr., which held 3 meetings in 1996. This committee is primarily concerned with the effectiveness of the Company's internal financial control systems and of the audits of the Company's financial statements by the Company's independent accountants. Its duties include recommending the selection of independent accountants; reviewing the scope of audits to be conducted by independent accountants and internal auditors and the results of such audits; and appraising the Company's financial reporting activities and accounting policies.

   An Executive Development Committee presently consisting of J. W. Boyer, Jr., Chairman, R. E. LaBlanc, D. E. Lyons, J. A. Sutton, and D. K. Wilson, Jr., which held 4 meetings in 1996. The committee assists the Board in structuring compensation and incentive plans for management, and assists management in the review of candidates, succession and development of directors, officers and management. Its duties include reviewing and recommending to the Board compensation and other benefits for directors, officers and management; serving as any committee required by incentive compensation plans for such Company personnel; and reviewing with the Chief Executive Officer the internal organization and key manpower planning and development of the Company.

   The Board has not formed a separate standing nominating committee.

C. BENEFICIAL OWNERSHIP OF EQUITY SECURITIES BY CERTAIN PERSONS

   As of May 31, 1997, the number and percentage of equity securities of the Company beneficially owned by (i) each of the directors, (ii) each Executive Officer named in the Summary Compensation Table, (iii) all Executive Officers and directors of the Company as a group and (iv) all holders of more than five percent (5%) of the Class B Common Stock are set forth in the following table:

                               CLASS B           PERCENTAGE    CLASS A     PERCENTAGE
INDIVIDUALS                  COMMON STOCK        OF CLASS(1) COMMON STOCK  OF CLASS(1)
-----------                  ------------        ----------- ------------  -----------
J. W. Boyer, Jr. .........         --                -- %        1,500           *
T. S. Cobb................      85,503(2)(3)(4)     15.7           --          --
T. F. Hafer...............      36,085(2)(3)(4)      6.7           --          --
D. E. Lyons...............       2,960                 *           --          --
A. F. Smith...............      53,077                10        12,051(5)        *
P. H. Snyder..............      32,542(3)(4)         6.1           --          --
J. A. Sutton..............       2,166                 *           266           *
D. K. Wilson, Jr. ........       1,895                 *           --          --
All executive officers and
 directors as a group(9
 persons).................     214,228              38.6        13,817           *
Merrill Lynch & Company(6)..   245,799              46.2       125,788         2.1
R.S. Newlan...............      36,584(7)            6.8           --          --
G.E. Troendle.............      45,280(7)            8.4           --          --

--------
(1) Asterisks indicate beneficial ownership of less than 1% of the outstanding shares of the class.
(2) Includes options held by Mr. Cobb and Mr. Hafer to purchase 14,367 shares and 9,250 shares, respectively, of Class B Common Stock exercisable within 60 days.
(3) Includes shares purchased through May 31, 1997 on behalf of Mr. Cobb, Mr. Snyder and Mr. Hafer under the Company's Stock Purchase Program and shares for Mr. Hafer from contributions to the Payroll Stock Ownership portion of the Retirement Savings Plan.
(4) Includes awards through May 31, 1997 of 38,500 shares of restricted stock for Mr. Cobb and 13,500 shares of restricted stock each for Mr. Snyder and Mr. Hafer.
(5) Includes 468 shares owned of record and beneficially by Mr. Smith's wife, as to which shares he disclaims beneficial ownership.
(6) Merrill Lynch & Company, 265 Davidson Avenue, Somerset, NJ 08873 holds through controlled nominees shares of the Company's Class B and Class A Common Stock as trustee on behalf of present and past employees pursuant to various employee benefit plans of the Company.
(7) The shares owned by R.S. Newlan and G.E. Troendle, respectively, President and Executive Vice President of Resource Consultants, Inc., 1960 Gallows Road, Vienna, Virginia 22182, a subsidiary of the Company, include (i) options held by Messrs. Newlan and Troendle to purchase 9,500 shares and 6,500 shares, respectively, of Class B Common Stock exercisable within 60 days and (ii) shares purchased through May 31, 1997 on each of their behalves under the Company's Stock Purchase Program and the Resource Consultants, Inc. 401K Profit Sharing Plan.

D. EXECUTIVE COMPENSATION AND OTHER INFORMATION

 Board Committee Report on Executive Compensation

   The Executive Development Committee of the Board assists the Board in structuring compensation arrangements and incentive plans for the officers and senior management of the Company. Decisions on compensation and the grant of incentives are generally made by the members of the Committee, each of whom is a non-employee director. All decisions by the Committee relating to the compensation and incentives for the Company's officers are submitted to the full Board for ratification or revision. Set forth below is the Committee's report on the 1996 compensation of the Executive Officers of the Company.

 Compensation Policies Toward Executive Officers

  Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the allowable tax deduction of compensation paid by a publicly-held corporation to its chief executive officer and its other four most highly compensated executive officers employed at year-end, subject to certain pre-established objective performance-based exceptions. The Committee intends to take Section 162(m) into account when formulating its compensation policies for the Company's Chief Executive Officer and its two other Executive Officers and to comply with Section 162(m), if and where the Committee determines compliance to be practicable and in the best interests of the Company and its stockholders.

  In 1989 and during 1994/1995 the Committee undertook in-depth reviews of the Company's compensation policies for the officers and senior management of the Company and its subsidiaries. Sibson & Company, Inc., independent compensation consultants, were retained to study and report on compensation practices.

  Based upon study results and their broad based business backgrounds, the Committee determined for 1990 and expanded for 1996 that the compensation policy of the Company would be as follows:

  -- Salary will be the basic compensation mechanism.

  -- The Annual Incentive Program, discussed below, will be used to provide specific growth oriented incentives and reward for above expected performance.

  -- Grants of stock options and/or restricted stock, coupled with a loan program approved by stockholders in 1996, will be used to align management's interests with stockholders' interests and encourage long-term investment and interest in overall Company performance.

  -- Other benefit programs will be used to encourage ownership and retention of Company stock by management personnel and employees generally.

  The Committee applies these policies directly to the Executive Officers, presidents of the Company's subsidiaries and certain other management personnel. The Committee also reviews the compensation policies and practices of the subsidiaries for general alignment and appropriateness across and between subsidiary units. The Committee continued to engage Sibson & Company and the compensation consultants recommended continuation of the program outlined above through 1996, including grants of stock options, restricted stock and the implementation of the Stock Purchase Assistance Plan, described below.

 Relationship of Performance Under Compensation Plans

  Salaries

  Each year the Committee evaluates the salaries of the officers of the Company. These are compared with information available about salaries in the Company's industry, trends in executive salaries, and the performance of the individuals. Depending upon the officer involved, the Committee may utilize salary information relating to comparable companies or companies in other businesses in which subsidiaries of the Company are engaged. The companies used for these purposes include some, but not all, of the companies in the Peer Group shown in the tabular representation of the performance graph below. As necessary, a number of other companies not included in such index are also used. The various factors considered in the salary increase decision are not formally weighted and the Committee uses subjective judgment in making its decisions.

  If a salary increase is deemed justified, it is recommended to the Board. Mr. Cobb's percentage increase for 1996 was 4.0%. Mr. Snyder's 5.3% increase was agreed upon when he joined the Company in August 1995. Mr. Hafer's percentage increase was 5.4%. The salary levels for Mr. Cobb and the other Executive Officers were slightly above the median for companies within the same industry and of comparable size to the Company.

  Annual Incentive Program

  In addition to the Executive Officers, the officers and key management of the Company and its subsidiaries participate in an annual incentive program. Under the program, incentive awards are made annually based on performance measured against predetermined targets. For 1996, the targets for Executive Officers were based on achieving financial performance levels related to the operating earnings of the Company. In 1996, Mr. Cobb had a maximum incentive opportunity equal to 100% of his salary and Messrs. Snyder and Hafer had maximum incentive opportunities equal to 50% of their salaries. Based upon 1996 operating earnings, incentive awards were earned at 100% of the maximum opportunity amounts.

  Stock Incentive Plans

  Stock Options

  In 1996, 167,500 stock options were granted to 69 employees, managers and officers of the Company and its subsidiaries. The Executive Officers and others each received options potentially exercisable for shares of the Company's Common Stock. The options granted to Messrs. Cobb, Snyder and Hafer represented 22.1%, 7.2%, and 7.2%, respectively, of the total options granted. The grants to Messrs. Cobb, Snyder and Hafer and the other recipients were based primarily on each individual's position and performance although factors are not formally weighted and the Committee uses subjective judgment in making award grants. Options become exercisable based upon criteria established by the Committee. The options granted in 1996 cannot be exercised for at least two years following grant and are exercisable over a ten year period following date of grant. The exercise price for each option was equal to the market price of the stock at the time the option was granted.

  Restricted Stock

  In 1996, 34,500 shares of restricted stock were awarded to 7 officers and managers of the Company. The Executive Officers and others each received shares of the Company's Common Stock. The shares and dividends thereon are not available to the recipients until the end of fiscal 2005; grant restrictions on all or a portion of the shares could lapse at the end of 1998 if predetermined, specific cumulative earnings per share financial targets are achieved.

  The shares issued to Messrs. Cobb, Snyder and Hafer represented 53.6%, and 17.4%, and 17.4%, respectively of the total restricted shares awarded.

  Stock Purchase Assistance Plan

  After stockholder approval of the Plan in 1996, selected key executives of the Company and certain subsidiaries were extended Company loans for the purpose of acquiring Company stock as well as to refinance loans previously incurred in the purchase of Company stock. All loans are full recourse loans, evidenced by promissory notes, and secured by the shares purchased or refinanced with loan proceeds. Loan interest, at the Company's approximate cost of borrowing, is payable quarterly with principal payments due in 10 equal annual installments.

  Under the provision of the Plan, $818,000 was advanced to 8 individuals during 1996. Advances to Messrs. Cobb, Snyder and Hafer represented 22.0%, 21.8%, and 12.2%, respectively, of the total advanced.

  It is the intent of the Company that stock purchased as a result of the exercise of options, receipt of restricted stock and stock acquired with proceeds of Company loans will be held by the executive as long-term personal assets. The Company believes that this will align management's interest with stockholders' interests in the future performance of the Company; however, (except for restricted stock) there are no contractual or other restrictions limiting the disposition of such stock.

                        EXECUTIVE DEVELOPMENT COMMITTEE

       John W. Boyer, Jr., Chairman                            Donald E. Lyons
       James A. Sutton                                   Donald K. Wilson, Jr.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

  The following graph shows the cumulative total stockholder return on the Company's Common Stock over the last five fiscal years as compared to the returns of the Nasdaq Market Index and those companies contained within the Standard Industry Code 8711 which must file an Annual Report with the Securities and Exchange Commission and are publicly traded. The graph assumes $100 was invested on December 31, 1991 in each company involved and all dividends are reinvested.



                          [LINE CHART APPEARS HERE]

                   Sallent 3                          NASDAQ STOCK
Year          Communications, Inc.    PEER GROUP       MARKET-US
----          --------------------    ----------      ------------
12/91              $100                 $100              $100
12/92               102                   84               116
12/93                82                   68               134
12/94                80                   49               131
12/95                74                   67               185
12/96                86                   76               227

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table shows, for fiscal 1996, 1995 and 1994, the cash compensation paid by the Company, as well as other compensation paid or accrued for those years, to the Company's Chief Executive Officer and to each of the remaining most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 in fiscal 1996 (collectively, the "Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                    LONG-TERM COMPENSATION
                                                   --------------------------
                                                            AWARDS
                                                   --------------------------
                                     ANNUAL
                                  COMPENSATION     RESTRICTED    SECURITIES
        NAME AND              --------------------   STOCK       UNDERLYING      ALL OTHER
   PRINCIPAL POSITION    YEAR SALARY ($) BONUS ($) AWARDS($)    OPTIONS(#)(1) COMPENSATION ($)
   ------------------    ---- ---------- --------- ----------   ------------- ----------------
T. S. Cobb.............. 1996  $389,423  $390,000   $231,250(4)    37,000         $28,846(2)
 President & Chief       1995   374,998    95,700                  60,000          28,904
 Executive Officer       1994   358,762    77,000                  10,000          13,904
P. H. Snyder............ 1996   199,615   100,000     75,000(4)    12,000          32,800(2)(3)
 Sr. Vice President &    1995    89,423    60,000                  10,000          10,357
 Chief Financial Officer 1994       --        --                      --              --
T. F. Hafer............. 1996   194,615    97,500     75,000(4)    12,000          23,846(2)
 Sr. Vice President,
  General                1995   169,808    50,200                  14,000          23,904
 Counsel & Secretary     1994   147,389    27,000                   1,500          12,173

--------
(1) See Note 1 to 1996 Stock Option Grants table below.
(2) Includes: (a) for Mr. Cobb, Mr. Snyder, and Mr. Hafer, Company contributions of $10,500, to each of their accounts under the Company's Retirement Savings Plan and $3,346, $2,976 and $3,346, respectively, to their accounts in the Company's Stock Purchase Program; (b) for Mr. Cobb, Mr. Snyder and Mr. Hafer, taxable expense reimbursements of $15,000, $10,000 and $10,000, respectively.
(3) Includes $9,324, representing the value of bonus shares acquired in connection with Mr. Snyder's participation in the Company's Stock Bonus Purchase Program.
(4) The restricted shares were the first issued by the Company. Mr. Cobb received 18,500 shares, Mr. Snyder 6,000 shares and Mr. Hafer 6,000 shares. The stock will vest and be distributed at the end of ten years or, if certain earnings per share goals are met for 1996-1998, at the end of 1998. Regular dividends on the stock will be held by the Company and distributed when the stock vests. The aggregate value of the shares at the end of fiscal 1996 was $263,625 for Mr. Cobb and $85,500 each for Mr. Snyder and Mr. Hafer.

STOCK OPTIONS

  The following table contains information concerning the stock options granted to Executive Officers during 1996 under the Company's 1996 Long Term Incentive
Plan:

                     OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                         ---------------------------------------------------------
                                                                                   POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED
                                                                                      ANNUAL RATES OF
                           NUMBER OF       PERCENT OF                                   STOCK PRICE
                             SHARES      TOTAL OPTIONS                               APPRECIATION FOR
                           UNDERLYING      GRANTED TO                                   OPTION TERM
                            OPTIONS       EMPLOYEES IN   EXERCISE PRICE EXPIRATION ---------------------
          NAME           GRANTED (#)(1) LAST FISCAL YEAR PER SHARE ($)     DATE      5% ($)    10% ($)
          ----           -------------- ---------------- -------------- ---------- ---------- ----------
T. S. Cobb..............     37,000           22.1%          $12.50      3/15/06   $  290,864 $  737,106
T. F. Hafer.............     12,000            7.2            12.50      3/15/06       94,334    239,061
P. H. Snyder............     12,000            7.2            12.50      3/15/06       94,334    239,061

--------
(1) All options have been granted under the 1996 Long Term Incentive Plan. The exercise price is the fair market value of the stock on the date of grant.


AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

   The following table shows stock options exercised by Executive Officers during 1996, including the aggregate value of any gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of January 3, 1997. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of outstanding stock options and the year-end price of Company Common Stock.


          AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR,
                    AND FISCAL YEAR-END OPTION VALUES

                                                     NO. OF SHARES UNDERLYING     VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                                                     AT FISCAL YEAR-END(#)(2)    AT FISCAL YEAR-END($)
                                                    -------------------------- --------------------------
                             SHARES
                            ACQUIRED       VALUE                     NOT                        NOT
NAME                     ON EXERCISE(#) REALIZED($) EXERCISABLE EXERCISABLE(1) EXERCISABLE EXERCISABLE(1)
----                     -------------- ----------- ----------- -------------- ----------- --------------
T. S. Cobb..............      --            --        10,700       101,300         --         $147,250
T. F. Hafer.............      --            --         2,750        26,000         --           40,250
P. H. Snyder............      --            --           --         22,000         --           43,500

--------
(1) Future exercise is subject to continued employment by the Company for at least two years from the date the options were granted, subject to acceleration for retirement, death or total disability.
(2) Amounts reflect the January 3, 1997 market price of the Company's Common Stock ($14.25) less the exercise price.

COMPENSATION COMMITTEE INTERLOCKS

  There were no Executive Development Committee interlocks during 1996.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

  The Company has no formal contracts of employment or termination of employment arrangements with its Executive Officers.


DIRECTOR COMPENSATION

  Each Board member, other than officers of the Company, receives an annual retainer of $18,000; committee chairmen receive an additional $5,000. Each such director also receives $1,000 for each committee or Board meeting attended. Directors may, at their election, defer receipt of payment of directors' fees. Deferred directors' fees accrue interest at the prime rate of interest charged by a major New York money center bank.

  In 1996, the Board adopted and the stockholders approved the Directors' Stock Option Plan. Under the terms of that plan, each non-employee Board member may elect to receive stock options in lieu of all or a specified portion of his annual retainer to be earned during that year.


                                 PROPOSAL NO. 2

            MISCELLANEOUS AMENDMENTS TO CERTIFICATE OF INCORPORATION

  The Board unanimously recommends that stockholders vote "For" this Proposal No. 2 in order to approve certain miscellaneous amendments to the Certificate of Incorporation as described below. The actual text of the proposed amendments is set forth in full in Exhibit "A" to this Proxy Statement, which is incorporated by reference herein. A summary of the proposed amendments and the reasons for the Board's recommendation that this Proposal be approved by the stockholders is set forth below. The proposed amendments would:

    (1) Amend Articles FIFTH, SIXTH, SEVENTH and NINTH of the Certificate of Incorporation by deleting the text of these Articles as it currently exists in its entirety, redesignate Article TENTH as Article NINTH and amend Article EIGHTH by deleting certain subsections thereof in their entirety. Article FIFTH provides that the Company will commence its business with a minimum capital of $1,000; Article SIXTH provides that the Company shall have perpetual existence; Article SEVENTH provides that the private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever; and Article NINTH deals with the location of the annual meetings of the stockholders and the location of the books of the Company. The subsections of Article EIGHTH proposed to be deleted deal with the powers of the Board to declare dividends, to designate committees and to elect officers, and provide that stockholders do not have preemptive rights to acquire shares of Common Stock. The Board has determined that a deletion of these provisions would not have any substantive effect as the foregoing provisions are merely a recital of current statutory provisions and the capital requirement set forth in Article FIFTH is no longer relevant.

    (2) Restate Article SECOND of the Certificate of Incorporation setting forth the registered office and registered agent of the Company in the State of Delaware, to provide for the complete mailing address of the Company's registered office. Currently, Article SECOND does not set forth the street address of the Company's registered office in Delaware, as required by the Delaware General Corporation Law ("DGCL").

    (3) Amend Article FOURTH to authorize the Board to permit shares of Class B Common Stock to be converted into shares of Class A Common Stock. The current language authorizes the Board to permit shares of Class A Common Stock (held by eligible stockholders) to be converted into shares of Class B Common Stock. By this amendment, the Board would also be authorized to permit a conversion of shares of Class B Common Stock into shares of Class A Common Stock.

    (4) Amend Article FOURTH to clarify that any share of Common Stock converted from one class to the other shall be restored to the status of an authorized and unissued share of Common Stock. The current language implies that the converted stock is restored to the status of an unissued share of its own class. This amendment is therefore advisable to clarify that the converted stock would be available for re-issuance either as Class A Common Stock or as Class B Common Stock.

    (5) Amend Article FOURTH to remove the requirement that the entire text of the restrictions on transfer of shares of Class B Common Stock be set forth on each certificate of the Class B Common Stock. This amendment would allow the Company to note the transfer restrictions in the form of a conspicuous notice on the stock certificates, as authorized by the DGCL, rather than setting forth the entire provisions in detail.

    (6) Amend Article FOURTH to remove the reference to the issued and outstanding capital stock in connection with the right of holders of Class B Common Stock to vote for an increase or decrease in the capital stock of the Company. This amendment would limit the right to approve an increase or decrease in the capital stock of the Company to the Board.

    (7) Amend Article EIGHTH to allow the Company to benefit from the broader authority granted to committees of the Board by the DGCL. Article EIGHTH currently provides that the Board may designate an Executive Committee consisting of three or more directors, whereas the DGCL authorizes Board committees to consist of one or more directors. This amendment would also allow the appointment of Board committees by a majority of the directors present at a Board meeting, rather than by a majority of the whole Board.

    (8) Amend Article EIGHTH by deleting subsection (d) thereof dealing with the validity of transactions between the Company and its directors and officers. This subsection generally tracks the statutory provisions of the DGCL as they existed prior to a 1994 amendment of the DGCL. A deletion of this subsection would allow the Company and its directors and officers to benefit from the amended statutory provisions relaxing the manner by which such transactions may be approved.

    (9) Amend Article EIGHTH dealing with the limitation on the liability of directors for monetary damages, to provide that such liability shall be further limited or eliminated to the extent that future statutory amendments authorize such further limitation or elimination of liability. The Board believes that such amendment would enhance the Company's ability to attract qualified persons to serve on the Board.

    (10) Amend Article EIGHTH to the effect that the election of the directors of the Company need not be by written ballot. The DGCL provides that election of directors shall be by written ballot, unless otherwise provided in the Certificate of Incorporation. This amendment would therefore authorize the election of directors by a voice vote.

  The affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock is required to approve this Proposal No. 2.

                                 PROPOSAL NO. 3

              AMENDMENT TO CERTIFICATE OF INCORPORATION AND BYLAWS
                       TO PROVIDE FOR A CLASSIFIED BOARD

  The Board believes that the best interests of the stockholders would be served if appropriate defenses to coercive tender offers or other coercive efforts to gain control of the Company were put in place. The failure to implement such protective devices would leave the Board with little or no ability to protect the Company's stockholders in a coercive takeover situation or against a merger, consolidation or sale of assets of the Company which are not the result of negotiation and which may be opposed by a substantial minority of the outstanding shares of the Common Stock. The Board had begun addressing this concern when it adopted a stockholder rights plan (the "Rights Plan") in October 1996. Under the Rights Plan, the stockholders of the Company own one right (each, a "Right") for each share of the Company's Common Stock owned. Each Right grants its holder a right to purchase one unit of junior preferred stock at 50% discount from the then market value. Each unit of junior preferred stock will have voting and distribution rights identical to the Class A Common Stock or Class B Common Stock, as the case may be, with respect to which such Right was granted. The Rights are exercisable upon an acquisition (the "Control Acquisition") by an acquiror of either 20% of any class of the Company's Common Stock, or 15% of all the Company's outstanding Common Stock. The Board may redeem the Rights within ten (10) days (or such longer period as the Board may determine) following a public announcement of a Control Acquisition.

  The effect of the Rights Plan (so long as the Rights Plan remains in place) is to encourage potential acquirors to negotiate with the Board prior to acquiring a large block of the Common Stock and permit the Board to ensure fair treatment for the Company's stockholders in the event of a coercive offer for the Common Stock. The Board did not adopt the Rights Plan in reaction to any known effort to acquire the Company's Common Stock.

  The Board recognizes that unless the Board is classified, the Rights Plan could be circumvented by the replacement of the Board by certain stockholders and the redemption of the Rights Plan. Accordingly, the Board unanimously recommends that stockholders vote "For" this Proposal No. 3 in order to approve
(i) the amendment of the Certificate of Incorporation, and (ii) the amendment of Section 12 of the Bylaws, in each case to provide for the classification of the Board into three classes, each comprising as nearly as possible one-third of the directors. The actual text of the proposed amendments is set forth in full on Exhibit "A" to this Proxy Statement, which is incorporated by reference herein.

  At present, all the Company's directors are elected at each annual meeting of stockholders for a one year term. If this Proposal No. 3 is approved at the Meeting, the Class I directors would be elected for one year, the Class II directors for two years and the Class III directors for three years. At each annual meeting thereafter, the class of directors up for election would be elected for three years and the directors in the other two classes would continue in office. The votes required for election would remain unchanged.

  This Proposal No. 3 is intended to moderate the pace of any change in the Board by extending the time required to replace a majority of the incumbent directors. The Board believes that a classified Board would tend to assure desirable continuity in leadership and policy since, when the classified Board becomes fully operative, approximately two-thirds of the directors at any time will have had prior experience on the Board. If this Proposal No. 3 is approved, because only one of the three classes of a classified Board will be elected annually, at least two annual stockholders' meetings, instead of one, will be required to effect a change in the control of the Board through the normal election processes. Pursuant to the DGCL, members of a classified board may be removed only for cause. The classified Board amendment would require a person seeking to acquire control of the

Company to wait up to two years to obtain control of the Board even though that person may have acquired ownership of a controlling interest in the Company. This Proposal would thus make it more difficult and time-consuming for any individual or entity who accumulates a substantial stock or voting position in the Company to obtain control of the Board or to effect change in the Company's day-to-day operations. It would therefore reduce the vulnerability of the Company to takeover proposals that are not in the best interests of the Company or its stockholders.

  The principal purpose of this Proposal is to enhance the effectiveness of the Rights Plan such that its provisions cannot be easily circumvented in a coercive takeover situation and to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board. The Board is not recommending this Proposal in reaction to any known effort to acquire the Company's stock; rather, the function of the Rights Plan and the classification of the Board, as a whole, is to give the Board an opportunity and sufficient time to evaluate an acquisition offer and determine if it reflects the full value of the Company and is fair to all stockholders, and if not, to reject the offer or to seek an alternative that meets such criteria. The proposed classification of the Board would also enable the Board to conduct such evaluation without the imminent threat of removal. Even in the case of an all-cash offer to all stockholders, the Rights Plan and the proposed classification of the Board collectively serve the further function of providing leverage for the Board to facilitate a bidding process and to negotiate for a better price for the stockholders.

  While the Board believes that this Proposal No. 3 should be adopted for the reasons set forth in this Proxy Statement, the Board is aware that this Proposal may have anti-takeover effects. Although the Rights Plan and the classification of the Board are designed as protective measures for the Company's stockholders, the Board would continue to have the power to reject any offer, including those that may be at a premium above prevailing market prices. Therefore, the classification of the Board might have the effect of preventing stockholders from realizing an opportunity to sell their shares of Common Stock at higher than market prices by deterring unfriendly tender offers or other efforts to gain control of the Company. In addition, the classification of the Board would significantly hinder the ability of stockholders of the Company to change the composition of the incumbent Board and to benefit from certain transactions which are opposed by the incumbent Board. Accordingly, stockholders are urged to consider carefully the consequences of the proposed classification of the Board and to review the Exhibit "A" hereto, which sets forth the full text of the proposed amendments, before voting on this Proposal No. 3.

  Because amendments to the Certificate of Incorporation would not become effective until they are filed with the Delaware Secretary of State, the Board recommends the adoption of corresponding provisions for a classified Board also in the Bylaws, which would become effective immediately upon stockholder approval, to enable the election of directors to the classified Board at the Meeting in the event this Proposal No. 3 is approved.

  The Board has carefully considered the potential adverse effects of this Proposal and has concluded that such adverse effects are substantially outweighed by the benefits which the classification of the Board would afford the Company and its stockholders.

  The affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock is required to approve this Proposal No. 3.

                                PROPOSAL NO. 4

                   RATIFICATION OF THE BOARD'S SELECTION OF
         ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE YEAR 1997

  The Board has selected the firm of Arthur Andersen LLP independent accountants, to audit the accounts of the Company for the year 1997 and requests that such selection be ratified by majority vote of those Class B stockholders voting upon ratification. Although submission to stockholders of the appointment of the independent auditors is not required by law, the Board, in accordance with its long-standing policy of seeking annual stockholder ratification of the selection of auditors, believes it appropriate that such selection be ratified by the stockholders. The Company has been advised that neither that firm nor any of its partners has any material direct or indirect relationship with the Company or its subsidiaries.

  A representative from Arthur Andersen will attend the meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions at the meeting.

  The affirmative vote of a majority of the shares of Class B Common Stock present in person or by proxy is required to approve this Proposal No. 4.


STOCKHOLDER PROPOSALS

  If a holder of Class B Common Stock has a Proposal which he or she intends to present at the 1998 Annual Meeting, it must be received by the Company on or before March 3, 1998 in order to be considered for inclusion in the Company's Proxy Statement and proxy for such meeting. Stockholder Proposals should be submitted to Thomas F. Hafer, Secretary of the Company, at the address indicated on the first page of this Proxy Statement.


OTHER MATTERS

  The Board does not intend to bring any other matter before the Meeting and has not been informed of any other business which others may bring before the Meeting. However, if any other matters should properly come before the Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, may deem advisable.

  The Company will pay all costs of soliciting Proxies in the accompanying form. Solicitation will be made by mail, and officers and other employees of the Company may also solicit Proxies by telephone, telecopy or personal interview.

                                        By order of the Board of Directors



                                        Thomas F. Hafer
                                        Secretary


July 1, 1997

                                                                    EXHIBIT "A"

NOTE: THE BRACKETED TEXT SET FORTH BELOW IS NOT PART OF THE PROPOSED
AMENDMENTS AND IS PROVIDED HEREIN FOR CLARIFICATION PURPOSES ONLY. TEXT INDICATED AS UNDERLINED WOULD BE ADDED, AND TEXT INDICATED AS STRICKEN WOULD
BE DELETED, IF THE PROPOSALS DESCRIBED BELOW ARE APPROVED. IN THE EDGAR VERSION OF THIS EXHIBIT "A" FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TEXT SURROUNDED BY POUND SIGNS (#) WOULD BE DELETED.

                                PROPOSAL NO. 2

           MISCELLANEOUS AMENDMENTS TO CERTIFICATE OF INCORPORATION

  (1) Amend the Certificate of Incorporation as follows:

      (a) Delete the entire text of Articles FIFTH, SIXTH, SEVENTH and NINTH thereof, and by redesignating the current Article TENTH as Article NINTH.

          [By this amendment, the following provisions of the Certificate of Incorporation would be revised as follows:

      FIFTH: #The minimum amount of capital with which the Corporation will commence business is ONE THOUSAND DOLLARS ($1,000).#

      SIXTH: #The Corporation is to have perpetual existence.# Reserved
                                                               --------

      SEVENTH: #The private property of stockholders shall not be subject to the payment of corporate debts to any extent whatever.# Reserved
                                                            --------

      NINTH: #Meetings of stockholders may be held without the State of
      -----
    Delaware, if the Bylaws so provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as from time to time may be designated by the Board of Directors.]#

    (b) Amend subsection (b) of Article EIGHTH by (i) deleting subsections
  (1) and (3) thereof in their entirety, (ii) deleting the ":" in the first sentence thereof, (iii) deleting the paragraph number designation of subsection (2), and (iv) substituting the word "to" for the word "To" in the current subsection (2).

      [By this amendment, subsection (b) of Article EIGHTH will read as follows:

      (b) The Board of Directors shall have power#:#

     #(1) To fix and determine, and from time to time to vary, the amount to be reserved as working capital; to determine whether any and if any, what part of any surplus shall be declared and paid as dividends; to determine the date or dates for the declaration and payment of dividends, and to direct and determine the use and disposition of any surplus;#

     #(2) To #to make, alter, amend, suspend and repeal the Bylaws of the
              --
    Corporation#;#

     #(3) To designate three or more of their number to constitute an Executive Committee, which Committee, to such extent as may be provided by resolution of the directors or by the Bylaws of the Corporation, shall have, and may exercise any or all of the powers of the Board of Directors in the management of the business and affairs of the Corporation, including the power to authorize its seal to be affixed to all papers which may require it#.]

    (c) Amend subsection (c) of Article EIGHTH by deleting the current text of this subsection in its entirety.

      [By this amendment, the following text of subsection (c) of Article EIGHTH will be deleted:

      (c)#Any officer elected or appointed by the stockholders or by the Board of Directors or by any Committee may be removed (except from the office of director) at any time, with or without cause, in such manner as may be provided in the Bylaws. Any other officer or employee of the Corporation other than a director may be removed at any time with or without cause by the Board of Directors in such manner as may be provided in the Bylaws or by any Committee or superior officer upon whom such power of removal may be conferred by the Bylaws or by authority of the Board of Directors.]#

    (d) Amend subsection (e) of Article EIGHTH by deleting the current text of this subsection in its entirety.

      [By this amendment, the following text of subsection (e) of Article EIGHTH will be deleted:

      (e)#No holder of stock of this Corporation of any class shall be entitled as of right to purchase or subscribe for any part of the unissued stock of the Corporation, or any stock of the Corporation of any class to be issued by reason of any increase of the authorized capital stock of the Corporation, or of any bonds, debentures, certificates of indebtedness, or other securities convertible into stock of the Corporation, or any stock of the Corporation purchased by the Corporation or by its nominee or nominees.]#

  (2) Amend Article SECOND of the Certificate of Incorporation to read in its entirety as follows:

    Its registered office in the State of Delaware and New Castle County
    --------------------------------------------------------------------
  shall be 1013 Centre Road, Wilmington, DE 19801. The registered agent at
  ------------------------------------------------------------------------
  such address shall be United States Corporation Company.
  --------------------------------------------------------

      [By this amendment, the following text of Article Second will be replaced in its entirety:

      #Its registered office in the State of Delaware is located in the City of Wilmington in the County of New Castle, in the State of Delaware.
    The name of its registered agent is the United States Corporation Company, 1013 Centre Road, in the City of Wilmington.]#

  (3) Amend subsection (c) of Article FOURTH of the Certificate of Incorporation by designating the text starting with the words "Class A Common Stock" and ending with the words "Class B Common Stock of the Corporation" as clause (i), and by adding the following text immediately before the words "share for share":

      share for share, or (ii) Class B Common Stock of the Corporation to be converted into Class A Common Stock of the Corporation,

      [By this amendment, subsection (c) of Article FOURTH will read in its entirety as follows:

      (c) The Board of Directors of the Corporation may, if the Board deems it advisable and in the interest of the Corporation, permit any share or shares of (i) Class A Common Stock of the Corporation held by any
                  -
    Active Employee, Director or Eligible Trust to be converted into Class B Common Stock of the Corporation share for share, or (ii) Class B
                                      --------------------------------
    Common Stock of the Corporation to be converted into Class A Common
    -------------------------------------------------------------------
    Stock of the Corporation, share for share.]
    ------------------------

  (4) Amend subsection (e) of Article FOURTH of the Certificate of Incorporation by deleting the words "its class" at the end of such subsection, and by substituting in lieu thereof the words "Common Stock".

      [By this amendment, subsection (e) of Article FOURTH will read in its entirety as follows:

      (e) Upon conversion of any share of stock of one class into a share of stock of the other class, the share of stock of the class so converted into the other shall be restored to the status of an authorized and unissued share of #its class# Common Stock.]
                                                 ------------

  (5) Amend subsection (f) of Article FOURTH of the Certificate of Incorporation by deleting the last sentence thereof in its entirety.

      [By this amendment, the following text will be deleted from subsection (f) of Article FOURTH:

     #The provisions contained herein shall be embodied in, written, printed or stamped on each certificate of the Class B Common Stock of the Corporation, and thereupon shall be part thereof, binding upon each and every present or future holder or owner thereof.]#

  (6) Amend the last sentence of subsection (g) of Article FOURTH of the Certificate of Incorporation by (i) deleting the words ", and the amount of the capital stock which may be issued and outstanding at any time," and (ii) by replacing the words "outstanding Class B Common Stock" with the words "shares of Common Stock then entitled to vote at an election of directors".

      [By this amendment, the last sentence of subsection (g) of Article FOURTH will read in its entirety as follows:

      The amount of the authorized stock of any class or classes of stock#, and the amount of the capital stock which may be issued and outstanding at any time,# may be increased or decreased by the affirmative vote of the holders of a majority of the# outstanding Class B Common Stock# shares of Common Stock then entitled to vote at an election of
    --------------------------------------------------------------
    directors.]
    -----------

  (7) Amend Article EIGHTH by adding a new subsection to be designated as subsection (c):

      (c) The Corporation shall be governed by subsection (c)(2) of Section 141 of the Delaware General Corporation Law.

  (8) Amend subsection (d) of Article EIGHTH by deleting the current text of this subsection in its entirety.

      [By this amendment, the following text of subsection (d) of Article EIGHTH will be deleted:

      (d) #A director or officer of this Corporation shall not be disqualified by his office from dealing or contracting with the Corporation, either as a vendor, purchaser or otherwise, nor shall any transaction or contract of this Corporation be void or voidable by reason of the fact that any director or officer of the Corporation, any firm of which any director or officer is a member or employee, or any Corporation of which any director or officer is a shareholder, director, officer or employee, is in any way interested in such transaction or contract, provided that such transaction or contract is or shall be authorized, ratified, or approved either (1) by vote of a majority or a quorum of the Board of Directors or of the Executive Committee without counting in such majority or quorum any director so interested or member or employee of a firm so interested or a shareholder, director, officer or employee of a Corporation so interested, or (2) by vote at a stockholders' meeting of the holders of record of a majority of all the outstanding shares of capital stock of the Corporation having full voting power or by writing or writings signed by a majority of such holders; nor shall any director or officer be liable to account to the Corporation for any profits realized by and from or through any such transaction, or contract of this Corporation authorized, ratified or approved as aforesaid by reason of the fact that he or any firm of which he is a member or employee, or any Corporation of which he is a shareholder, director, officer, or employee was interested in such transaction or contract.]#

  (9) Amend subsection (g) of Article EIGHTH by (i) redesignating the entire text of this subsection as subsection (e), and (ii) adding the following text at the end of such subsection:

      If the Delaware General Corporation Law is amended after the filing of the Certificate of Incorporation of which this article is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

      [By this amendment, subsection (e) of Article EIGHTH will read as follows:

      (e) No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) any willful or negligent payment of dividends or purchase or redemption of stock in violation of the limitation imposed on such actions by the General Corporation Law of Delaware or the Certificate of Incorporation, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment. If the Delaware General Corporation Law is amended
                    --------------------------------------------------
    after the filing of the Certificate of Incorporation of which this
    ------------------------------------------------------------------
    article is a part to authorize corporate action further eliminating or
    ----------------------------------------------------------------------
    limiting the personal liability of directors, then the liability of a
    ---------------------------------------------------------------------
    director of the Corporation shall be eliminated or limited to the
    -----------------------------------------------------------------
    fullest extent permitted by the Delaware General Corporation Law, as so
    -----------------------------------------------------------------------
    amended.]
    ---------

  (10) Amend Article EIGHTH by adding a new subsection to be designated as subsection (d):

      (d) The election of the directors of the Corporation need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                PROPOSAL NO. 3

             AMENDMENT TO CERTIFICATE OF INCORPORATION AND BYLAWS
                       TO PROVIDE FOR A CLASSIFIED BOARD

  (1) Amend the Certificate of Incorporation by adding a new Article designated as Article FIFTH to read in its entirety as follows:

    FIFTH: The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits. At the 1997 annual meeting of the stockholders of the Corporation (the "First Meeting"), directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. At each annual meeting of the stockholders of the Corporation following the First Meeting, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

  (2) Amend Section 12 of the Bylaws by deleting the third sentence thereof, and by substituting in lieu thereof the following:

    The Board of Directors shall be divided into three classes, as nearly equal in numbers as the then total number of directors constituting the entire Board of Directors permits. At the 1997 annual meeting of the stockholders of the Corporation (the "First Meeting"), directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. At each annual meeting of the stockholders of the Corporation following the First Meeting, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

      [By this amendment, the following text will be deleted from Section 12 of the Bylaws:

   #The directors shall be elected at the annual meeting of stockholders and each director shall be elected to serve until the annual meeting of stockholders next succeeding his election and until his successor shall be elected and shall qualify, or for such shorter term as may be specified at the time of his election.]#

           [Alternate notice to be provided to Class A Stockholders]

                        SALIENT 3 COMMUNICATIONS, INC.
                      (FORMERLY GILBERT ASSOCIATES, INC.)
                      P.O. BOX 1498   READING, PA. 19603

          NOTICE OF ANNUAL MEETING OF HOLDERS OF CLASS B COMMON STOCK
                           TO BE HELD JULY 30, 1997

  Notice is hereby given that the Annual Meeting of holders of Class B Common Stock of SALIENT 3 COMMUNICATIONS, INC. (the "Company") will be held at The Sheraton Berkshire Hotel, Woodland & Paper Mill Road, Wyomissing,
Pennsylvania, on Wednesday, July 30, 1997 at 11:00 o'clock in the morning (local time):

    1. For the election of eight (8) directors of the Company;

    2. To consider a proposal to approve certain miscellaneous amendments to the Certificate of Incorporation;

    3. To consider a proposal to approve an amendment to the Certificate of Incorporation and Bylaws to provide for a classified Board of Directors;

    4. To consider a proposal to ratify the Board of Directors' selection of Arthur Andersen LLP as independent auditors for the year 1997; and

for the transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  Only holders of record of issued and outstanding shares of Class B Common Stock of the Company at the close of business on June 13, 1997 are entitled to notice of, and to vote at, the meeting. Such stockholders may vote in person or by proxy. The stock transfer books of the Company will not be closed.

                                          By order of the Board of Directors

                                          Thomas F. Hafer
                                          Secretary

Reading, Pennsylvania

Dated: July 1, 1997

  Stockholders are urged to sign, date and mail the enclosed proxy promptly in the accompanying envelope. The proxy is revocable at any time by a written instrument signed in the same manner as the proxy and received by the Secretary of the Company at or before the Annual Meeting. If you attend the meeting, you may, if you wish, revoke your proxy by voting in person.

              SPECIAL NOTICE TO CLASS A COMMON STOCKHOLDERS

    THIS PROXY STATEMENT IS BEING PROVIDED TO CLASS A COMMON STOCKHOLDERS
       FOR INFORMATIONAL PURPOSES ONLY. NO PROXY CARD IS ENCLOSED
                       FOR CLASS A COMMON STOCKHOLDERS.

                        SALIENT 3 COMMUNICATIONS, INC.

              Proxy Solicited On Behalf Of The Board of Directors

     The undersigned, revoking all previous proxies, hereby appoints Timothy S. Cobb and Paul H. Snyder, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on July 30, 1997, and at any adjournment or postponement thereof.

1.   Election of Directors:

     [_] For the listed nominees  [_] Withhold Authority to Vote the Listed
                                      Nominees

     Nominees:    John W. Boyer, Jr.; Timothy S. Cobb; Robert E. LaBlanc;
                  Donald E. Lyons; Alexander F. Smith;  Paul H. Snyder;
                  James A. Sutton; Donald K. Wilson, Jr.

     (Instruction: To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) on the line below.)

                      ---------------------------------

2. To Approve Certain Miscellaneous Amendments to the Certificate of Incorporation as described in the Proxy Statement under Proposal No. 2:

                  [_] For     [_] Against     [_] Abstain

3. To Approve an Amendment to the Certificate of Incorporation and Bylaws to Provide for a Classified Board as described in the Proxy Statement under Proposal No. 3:

                  [_] For     [_] Against     [_] Abstain

4. To Ratify the Appointment of Arthur Andersen LLP as Independent Accountants to Examine the Financial Statements of the Company for the Year 1997:

                  [_] For     [_] Against     [_] Abstain

     Please date and sign your Proxy on the reverse side and return it promptly.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF, "FOR" THE APPROVAL OF CERTAIN MISCELLANEOUS AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AS DESCRIBED IN THE PROXY STATEMENT UNDER PROPOSAL NO. 2, "FOR" THE APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION AND BYLAWS TO PROVIDE FOR A CLASSIFIED BOARD AS DESCRIBED IN THE PROXY STATEMENT UNDER PROPOSAL NO. 3, AND "FOR" RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS TO EXAMINE THE FINANCIAL STATEMENTS OF THE COMPANY FOR THE YEAR 1997. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.


                              -------------------------------------------
                              Signature of Stockholder


                              Date:                       ,1997
                                    ----------------------